Exhibit 10.3

DYNEX CAPITAL, INC.
2004 STOCK INCENTIVE PLAN

STOCK APPRECIATION RIGHTS AGREEMENT

THIS AGREEMENT, dated this 2nd day of January, 2005 between DYNEX CAPITAL, INC. (the “Corporation”), and ___________ (the “Recipient”).

WHEREAS, pursuant to the DYNEX CAPITAL, INC. 2004 Stock Incentive Plan (the “Plan”), the Committee wishes to award the Recipient for contributions to the achievement of specified objectives and results for the Corporation during the year ended December 31, 2004, and also wishes to enable the Recipient to participate in its future success and to associate their interests with those of the Corporation and its shareholders; and

WHEREAS, the Recipient desires to accept said award in accordance with the terms and provisions of the Plan and this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Corporation and the Recipient agree as follows:

1.	Grant of SAR.

Subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, the Corporation hereby awards to the Recipient on January 3, 2005 (“Date of Grant”) SARs with respect to ________ shares of Common Stock with an Initial Value of $7.81 per share which is the Fair Market Value of Common Stock on the Date of Grant. These SARs will be exercisable as hereafter provided. Capitalized terms not otherwise defined herein have the meanings given to them in the Plan.

2.	Exercise of SARs.

(a) Except as provided in subsections (b), (c) and (d) below, the SARs awarded in this Agreement may be exercised in whole or in part in accordance with the following schedule:

(i) The first installment for ________ SARs may be exercised in whole or in part beginning January 3, 2006;

(ii) The second installment for ________ SARs may be exercised in whole or in part beginning January 3, 2007;

(iii) The third installment for ________ SARs may be exercised in whole or in part beginning January 3, 2008; and

(iv) The fourth installment for ________ SARs may be exercised in whole or in part beginning January 3, 2009.

To the extent not exercised, installments shall accumulate and be exercisable by the Recipient until termination under section 6 below.

(b) The Compensation Committee may in its discretion accelerate the time at which the SARs may be exercised.

(c) Notwithstanding the foregoing, the SARs awarded by this Agreement shall immediately be fully exercisable upon a Change of Control of the Corporation and the Corporation may make a cash payment in settlement of such SARs within ten (10) business days following the Control Change Date based on the Fair Market Value of the Common Stock on the Control Change Date.

(d) In addition, upon Retirement (as defined in section 6 below), the Recipient will become vested in the SARs in accordance with the following schedule to the extent such SARs are not fully vested in accordance with (a) above.
Years of Service With the Corporation	Vesting Percentage
5 or more	100%
4	80%
3	60%
2	40%
1	20%
3.	Method of Exercising SARs.

The SARs shall be exercised by delivery of a written Notice of Exercise stating the number of SARs the Recipient desires to exercise. The form of Notice of Exercise is attached to this Agreement as Exhibit A. The exercise date shall be the later of the date specified in the Notice of Exercise or the date such notice is received by the Corporation. Notices should be delivered to Dynex Capital, Inc., at its Corporate headquarters, Attention: Chief Financial Officer.

4.	Payment to Recipient.
The payment to Recipient upon the exercise of the SARs shall be made solely in cash. Upon the exercise of the SARs, the Recipient shall receive a cash payment from the Corporation which is equal to (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Initial Value times (ii) the number of SARs exercised.
5.	Certain Tax Matters.
Unless the Recipient pays to the Corporation in cash the withholding for any federal, state, or local taxes on the income realized from the exercise of the SAR prior to or at the time of exercise, the Corporation shall withhold from the cash payment the amount of taxes to be withheld by the Corporation.

6.	Termination.

The SARs granted pursuant to this Agreement shall terminate upon the earliest of the following events:

(a) December 31, 2011.

(b) The expiration of ninety (90) days after the date of termination of the Recipient’s employment, other than termination of employment on account of death, disability or Retirement. During this period, the Recipient shall have the right to exercise the SARs to the extent it is exercisable on the Recipient’s termination of employment.

(c) The expiration of twelve (12) months after the date of death of the Recipient if death occurs while the Recipient is in the employ of the Corporation. During this period, the Recipient’s estate, personal representative or beneficiary shall have the right to exercise the SARs to the extent it is exercisable on the date of Recipient’s death.

(d) The expiration of twelve (12) months after the date the Recipient’s employment is terminated due to disability. During this period, the Recipient shall have the right to exercise the SARs to the extent it is exercisable on the date of termination due to disability.

(e) The expiration of twelve (12) months after the date of the Recipient’s Retirement. During this period, the Recipient shall have the right to exercise the SARs to the extent it is exercisable on the date of Retirement.

For purposes of this Agreement, Retirement means termination of his employment with the Corporation on or after age 62.

The Board or the Committee shall have absolute discretion to determine whether any termination of Recipient’s employment or authorized leave of absence or absence due to military or government service is to be considered as Retirement for purposes of this Agreement and whether an authorized leave of absence or absence due to military or government service shall constitute a termination of employment for the purposes of this Agreement. Any determination made by the Board or the Committee with respect to any matter referred to in this paragraph 6 shall be final and conclusive.

7.	Nontransferability.

The SARs granted under this Agreement shall be nontransferable except by will or the laws of descent and distribution. The SARs are exercisable during the Recipient’s lifetime only by the Recipient.

8.	Rights as a Shareholder.

The Recipient shall have no rights as a shareholder with respect to any Common Stock covered by the SARs prior to the exercise of the SAR.

9.	Recapitalization.

If the Corporation shall effect a subdivision or consolidation of shares of Common Stock, or other capital readjustment, or the payment of a stock dividend, or other increase or decrease in the number of shares of Common Stock outstanding, without receiving compensation therefore, then (a) in the event of any increase in the number of shares of Common Stock outstanding, the number of SARs on Common Stock then remaining hereunder shall be proportionately increased (except that any fractional share resulting from any such adjustment shall be excluded from the operation of this Agreement), and the cash consideration payable per share shall be proportionately reduced) but not below the par value of such share), and (b) in the event of a reduction in the number of shares of Common Stock outstanding, the number of SARs on Common Stock then remaining hereunder shall be proportionately reduced (except that any fractional share resulting from any such adjustments shall be excluded from the operation of this Agreement), and the cash consideration payable per share shall be proportionately increased.

10.	Merger, Consolidation or Share Exchange.

After any merger, consolidation or share exchange in which the Corporation is the surviving or resulting corporation, the Recipient shall be entitled, upon the exercise of a SAR, to receive the consideration to which the Recipient would have been entitled, if, immediately prior to such merger, consolidation or share exchange, the Recipient had been the holder of record of a number of shares of Common Stock equal to the number of SARs exercised. If the Corporation is not the surviving or resulting corporation in any merger, consolidation or share exchange, the surviving or resulting corporation shall tender SARs on terms and conditions that substantially preserve the rights and benefits under this Agreement.

11.	Certain Restrictions.

(a) It is understood and recognized by the Recipient and the Corporation that the vendors, customers, employees, consultants, and agents are an integral part of the Corporation’s business. The Recipient and the Corporation also recognize that an important part of the Recipient’s duties with the Corporation will be the Recipient’s dealings with customers, vendors and others (including other employees) having business relationships with the Corporation and its affiliates. It is therefore understood and agreed by the parties that because of the nature of the Corporation’s business it is necessary to afford maximum protection to the Corporation from the loss of any such entities or individuals. Consequently, as a material inducement to and as consideration for the Corporation’s grant of the SARs hereunder to the Recipient, the Recipient covenants and agrees that unless the Recipient’s employment is terminated without Cause as hereinafter defined, at all times during the Recipient’s employment with the Corporation or any of its affiliates (the “Employment Period”) and, in the case of actions specified in (ii), (iii), and (iv) below, for a period of one year after the termination of the Recipient’s employment for whatever reason, the Recipient shall not, in any capacity whatsoever, whether directly or indirectly, through any entity, family member or otherwise, on his own behalf, or on behalf of any other person, firm, partnership, corporation, limited liability company, association or other entity (collectively, “Person”):

(i) own, manage, invest, participate or engage in any activity which compromises or is similar to the Corporation’s business activities anywhere in the United States, unless (a) the ownership is less than 1% of a publicly traded entity with a market value in excess of $100 million, or (b) specifically approved in writing by the President or Chairman of the Board;

(ii) suggest to, solicit, induce or persuade any vendor or customer of the Corporation or its affiliates to discontinue doing business with, or to change the terms or conditions of such relationship with the Corporation or its affiliates, or otherwise disparage, disrupt or disturb the relationship of the Corporation or its affiliates with such vendor or customer;

(iii) suggest to, solicit, induce or persuade any vendor or customer of the Corporation or its affiliates to do business with any other Person which conducts or is planning to conduct a business that is in competition with or similar to the Corporation’s business activities; provided however, the foregoing will not apply after the Employment Period (a) to any customer that represents less than 2% of the Corporation’s volume in that particular line of business over the prior twelve month period, or (b) to any vendor whose products or services are already used widely in that particular business area by other Persons;

(iv) suggest to, solicit, induce or persuade any employee or consultant of the Corporation or its affiliates to leave the employ or engagement of the Corporation or its affiliates or hire any employee of the Corporation or its affiliates; and

(v) participate in planning for or consult with any business that is or would be in competition with or similar to any business of the Corporation or its affiliates.

(b) The Recipient further covenants and agrees that for a period of one year after the Employment Period, the Recipient shall not seek employment with or be employed by any former employee of the Corporation who terminated employment with the Corporation within one year of the end of the Recipient’s Employment Period, in any capacity whatsoever, whether directly or indirectly, through any Person if the Recipient and the former employee of the Corporation are employed in the same business activity as they were when they were employees of the Corporation.

(c) Reasonableness of Restrictions. Recipient has carefully read and considered the provisions of this Section 11 and having done so agrees that the restrictions set forth in this section are fair and reasonable and are reasonably required for the protection of the Corporation and its business. Notwithstanding anything to the contrary in this Section 11, the restrictions set forth in this section shall not apply after the Employment Period if the Corporation is not actively engaged in the business activity in which the Recipient was engaged by the Corporation.

(d) Invalidity, Etc. If any covenant or provision contained in any part of Section 11(a) and/or 11 (b) hereof is found by a court having jurisdiction to be unreasonable in duration, geographic scope or charter of restrictions, the covenant or provision shall not be rendered unenforceable thereby, but rather the duration, geographical scope or character of restriction, the covenant or provision shall be deemed reduced or modified with retroactive effect to render such covenant or provision reasonable and such covenant or provision shall be enforced as modified. lithe court having jurisdiction will not review the covenant or provision, the parties shall mutually agree to a revision having an effect as close as permitted by law to the provision declared unenforceable. The Recipient agrees that if a court having jurisdiction determines, despite the express intent of the Recipient, that any portion of the restrictive covenants contained in Section 11 (a) and/or 11 (b) hereof are unenforceable, the remaining provisions shall be valid and enforceable.

(e) Equitable Relief. The Recipient recognizes and acknowledges that if he breaches the provisions of Section 11 (a), damages to the Corporation would be difficult if not impossible to ascertain, and because of the immediate and irreparable damage and loss that may have been caused to the Corporation for which it would have no adequate remedy, it is therefore agreed that the Corporation, in addition to and without limiting any other remedy or right it may have, shall be entitled to have an injunction or other equitable relief in a court of competent jurisdiction, enjoining any such breach, and the Recipient hereby waives any and all defenses he may have on the grounds of competence of a court to grant such an injunction or other equitable relief. The existence of this right shall not preclude the applicability or exercise of any other rights and remedies at law or in equity which the Corporation may have.

(f) Definition of “Cause”. When used in this Section 11, the word “Cause” shall mean any of the following:

(i) the willful and continued failure of the Recipient to perform substantially the Recipient’s duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness), if, within 30 days of receiving a written demand for substantial performance from the Board or the President of the Corporation which specifically identifies the manner in which the Recipient has not substantially performed his duties, the Recipient shall have failed to cure such performance or to take measures to cure the performance, or

(ii) the willful engaging by the Recipient in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation.

For purposes of this provision, no act or failure to act, on the part of the Recipient, shall be considered “willful” unless it is done, or omitted to be done, by the Recipient in bad faith or without reasonable belief that the Recipient’s action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or a committee thereof, or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Recipient in good faith and in the best interests of the Corporation. The cessation of employment of the

Recipient shall not be deemed to be for Cause unless and until there shall have been delivered to the Recipient a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Recipient and the Recipient is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Recipient is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

12.	No Rights to Continued Employment.

Nothing in this Agreement or in the Plan shall confer any right to continued employment with the Corporation or its subsidiaries nor restrict the termination of the employment relationship with the Recipient at any time.

13.	Recipient’s Agreement.

Notwithstanding any other provision of this Agreement, Recipient agrees that Recipient will not exercise any SAR and the Corporation shall not be obligated to make any payment in the form of Common Stock, if counsel to the Corporation determines such exercise or payment would violate any law or regulation of any governmental authority or agreement between the Corporation and any securities exchange upon which the Common Stock is listed.

14.	Other.

This Agreement does not amend or supersede the provisions of any other written employment agreement between the Corporation, including its affiliates, and the Recipient. In the event that any term or provision of this Agreement conflicts with such other employment contract, the terms and provisions of the employment contract shall control, as long as such employment contract is in effect.

15.	Resolution of Disputes.

Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement other than for any dispute or disagreement relating to Section 11 shall be determined by the Board or the Committee in its absolute discretion, and any determination by the Board or the Committee under or pursuant to this Agreement and any interpretation by the Board of Directors or the Committee of the terms of this Agreement shall be final, binding and conclusive on all persons affected thereby.

16.	Amendments.

The Committee shall have the right, in its absolute discretion, to alter or amend this Agreement in any manner, and any alteration or amendment of the Agreement by the Committee shall, upon adoption thereof by the Committee, become and be binding and conclusive on all persons affected thereby without written notice to the Recipient of any alteration or amendment of this Agreement by the Committee as promptly as practical after the adoption thereof.

Notwithstanding the foregoing provisions of this paragraph 16, no alteration or amendment of this Agreement shall be made that would adversely affect the rights of the Recipient without the Recipient’s consent.

17.	Construction.

This Agreement has been entered into in accordance with the terms of the Plan, and wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

18.	Governing Law.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and the Recipient has hereunto set his hand and seal, all on the day and year first above written.

DYNEX CAPITAL, INC.

By:
THE RECIPIENT

Date:

DYNEX CAPITAL, INC.
2004 Stock Incentive Plan

STOCK APPRECIATION RIGHTS
NOTICE OF EXERCISE

Chief Financial Officer
Dynex Capital, Inc.
4551 Cox Road
Suite 300
Glen Allen, Virginia 23060
Phone: (804) 217-5800
Telecopy: (804) 217-5860

I hereby exercise ________ vested SARs pursuant to the SAR Agreement dated _____, ____, at an exercise price of $____ per share.

Dated:
Recipient’s Signature

Recipient’s Name